Exhibit 3.17.7

The Mark shown in this certificate has been registered in the United States Patent and Trademark Office to the named registrant.

The records of the United States Patent and Trademark Office show that an application for registration of the Mark shown in this Certificate was filed in the Office, that the application was examined and determined to be in compliance with the requirements of the law and with the regulations prescribed by the Director of the United States Patent and Trademark Office, and that the Applicant is entitled to registration of the Mark under the Trademark Act of 1946, as Amended

A copy of the Mark and pertinent data, from the application are part of this certificate.

To avoid CANCELLATION of the registration, the owner of the registration must submit a declaration of continued use or excusable non-use between the fifth and sixth years after the registration date. (See next page for more information.) Assuming such a declaration is properly filed, the registration will remain in force for ten (10) years, unless terminated by an order of the Commissioner for Trademarks or a federal court. (See next page for information on maintenance requirements for successive ten-year periods)

Int. Cl.: 39
Prior U.S. Cls.: 100 and 105
Reg. No. 3,589,928
United States Patent and Trademark Office	Registered Mar. 17, 2009

SERVICE MARK
PRINCIPAL REGISTER

Cryoport Express

CRYOPORT SYSTEMS, INC. (NEVADA CORPORATION)
20382 BARENTS SEA CIRCLE
LAKE FOREST, CA 92630

FOR: TRANSPORTATION BY TRUCK, TRAIN OR AIR OF TEMPERATURE SENSITIVE MATERIALS IN THE NATURE OF LIVE CELL BIOLOGICALS AND OTHER FROZEN BIOLOGICAL MATERIAL, IN CLASS 39 (U.S. CLS. 100 AND 105).

FIRST USE 11-1-2006; IN COMMERCE 7-1-2007.

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT, STYLE, SIZE, OR COLOR.

NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT TO USE "EXPRESS", APART FROM THE MARK AS SHOWN.

SER. NO. 77-374,541, FILED 1-17-2008.

KIMBERLY PERRY, EXAMINING ATTORNEY